EXHIBIT 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of February 21, 2020, Genuine Parts Company (the “Company”) has one class of securities, our common stock, registered under Section 12 of the Securities Exchange Act of 1934, as amended.
DESCRIPTION OF COMMON STOCK
The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the General Corporation Law of the Georgia Business Corporation Code (“GBCC”) for additional information.
Authorized Shares of Capital Stock
Our authorized capital stock consists of 450,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value of $1.00 per share.
Voting Rights; Preemptive Rights
Each shareholder shall have one vote for each share having voting power registered in his name on the books of the Company on the record date for determination of its shareholders entitled to vote if such a record date has been fixed, or on the date the transfer books were closed if they have been closed. None of the holders of shares of any class of stock of the Company shall be entitled as a matter of right to purchase, subscribe for or otherwise acquire any new or additional shares of stock of the Company of any class now or hereafter authorized, or any options or warrants to purchase, subscribe for or otherwise acquire any new or additional shares of stock of the Company of any class now or hereafter authorized, or any shares, evidences of indebtedness, or any other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any new or additional shares.
Dividends
The Company’s Board of Directors may, from time to time in its discretion, authorize or declare distributions or share dividends on shares of the Company’s common stock out of funds legally available for payment of dividends and in accordance with the GBCC.
Liquidation Rights
If the Company is liquidated, the holders of shares of common stock are entitled to share ratably in the distribution remaining after payment of debts and expenses and of the amounts to be paid on liquidation to the holders of shares of preferred stock, if any.
Listing
Our common stock is listed on the New York Stock Exchange ("NYSE") under the trading symbol GPC.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare, P.O. Box 30170, College Station, TX 77842-3170.